Exhibit 99

PRESS RELEASE

Scripps Networks Interactive reports second quarter financial results

Aug. 9, 2010

For immediate release

CINCINNATI – Scripps Networks Interactive Inc. (NYSE: SNI) today reported operating results for the second quarter 2010.

Results for the three-month period ended June 30 reflect strong, double-digit growth in advertising and affiliate fee revenue at the company’s Lifestyle Media business segment, which includes HGTV, Food Network and Travel Channel.

Consolidated revenue for the quarter increased 32 percent to $516 million from the prior-year period. Excluding Travel Channel, in which the company acquired a controlling interest on Dec. 15, 2009, consolidated revenue increased 16 percent to $454 million year-over-year.

Total revenue from the company’s Lifestyle Media business segment was $475 million, up 36 percent from the second-quarter 2009. Excluding Travel Channel, Lifestyle Media total revenue was $413 million, up 18 percent year-over-year.

Consolidated expenses for the quarter increased 28 percent from the prior-year period to $288 million. The increase in expenses was due to:

•	The consolidation of Travel Channel operating results.

•	$8.6 million in costs incurred to facilitate the Travel Channel transition.

•	The restoration of marketing budgets to support brand-building initiatives at all of the company’s television networks.

•	Accelerated programming amortization costs related to the rebranding of Fine Living Network to the Cooking Channel.

Second-quarter net income attributable to Scripps Networks Interactive was $106 million, or 63 cents per share, compared with $79.5 million, or 48 cents per share, in the second quarter 2009. Net income in the second quarter 2010 included a 6-cent tax benefit in discontinued operations. Excluding the tax benefit and Travel Channel transition costs, second quarter 2010 earnings per share would have been 59 cents.

Total segment profit for the company was up 37 percent to $228 million in the second quarter compared with $166 million in the prior-year period. (See Note 2 for a definition of segment profit).

“Scripps Networks Interactive had an outstanding second quarter, benefitting from robust affiliate revenue growth and the strong advertising marketplace, particularly for our targeted lifestyle television networks,” said Kenneth W. Lowe, chairman, president and chief executive officer of the company. “Food Network, HGTV and Travel Channel all contributed to the solid quarter, delivering growing and engaged audiences thanks to standout programming hits like Next Food Network Star, HGTV Design Star and Man v. Food.”

“Our newly rebranded Cooking Channel, launched May 31, is off to a positive start, delivering a considerably larger audience and higher ad revenues than Fine Living Network was at this time last year,” Lowe said. “The wisdom of launching a flanker network targeting the popular television food genre is evident in the solid operating results the brand has achieved since going on the air.”

“Scripps Networks Interactive is delivering on its promise to be a leading provider of lifestyle content in the home, food and travel categories, as well as being the leader in country music television programming,” Lowe said. “Our networks consistently distinguish themselves with their ability to deliver engaged audiences and provide valuable marketing platforms for our advertising and distribution customers.”

“Internationally, we’re aggregating a growing cadre of Food Network fans in the United Kingdom and are successfully exporting our brand of lifestyle television content across other European markets as well as the Middle East, Africa and Asia,” Lowe said. “At Shopzilla our initiatives to create online comparison shopping sites that are consumer friendly and of increasing value to participating retailers are beginning to bear fruit.”

Here are second-quarter results by operating segment:

Lifestyle Media

Lifestyle Media revenue was $475 million, up 36 percent. Affiliate fee revenue grew 73 percent to $139 million. Advertising revenue was $331 million, up 27 percent. Excluding Travel Channel, affiliate revenue increased 42 percent and advertising revenue was up 13 percent.

Total expenses increased 34 percent to $238 million.

Programming expenses increased 32 percent to $103 million. Programming expenses excluding Travel Channel were up about 15 percent. The year-over-year increase in programming costs was due in part to accelerated amortization of Fine Living Network programming related to the Cooking Channel rebranding.

Non-programming costs increased 35 percent to $135 million, due to:

•	The consolidation of Travel Channel operating results.

•	Travel transition costs.

•

The restoration of marketing budgets to support brand-building initiatives at all of the company’s television networks. Marketing budgets were held back significantly in 2009 in response to the economic recession.

During the second quarter, Lifestyle Media segment profit was up 38 percent to $237 million compared with $172 million in the prior-year period.

Operating revenue at HGTV was $174 million, up 6.2 percent. HGTV now reaches 99 million U.S. subscribers compared with about 98 million at the end of the second quarter 2009.

Food Network operating revenue was $173 million, up 35 percent. Food Network reaches about 100 million U.S. subscribers, up from about 98 million at the end of the second quarter 2009.

Operating revenue at Travel Channel increased 13 percent to $61 million. Travel Channel reaches 96 million U.S. subscribers, up from about 94 million at the end of the second quarter 2009.

Revenue at DIY Network was up 26 percent to $22.8 million. DIY can be seen in about 54 million U.S. households, up from about 51 million households a year ago.

Revenue at Cooking Channel (formerly Fine Living Network) was $13.6 million, up 24 percent. Cooking Channel reaches 57 million U.S. households vs. 55 million that Fine Living reached during the same timeframe last year. The company completed its rebranding of Fine Living Network to the Cooking Channel on May 31.

Revenue at Great American Country (GAC) increased 26 percent to $8.5 million. Great American Country can be seen in about 59 million U.S. homes compared with about 57 million homes a year ago.

Revenue from the Lifestyle Media segment’s digital businesses, which includes its network-branded Web sites, was $21.4 million, up 2.8 percent.

Interactive Services

Interactive Services revenue was $37.3 million compared with $40.8 million in the year-ago quarter.

Segment expenses decreased 6.3 percent to $31.3 million.

Segment profit was $6.0 million compared with $7.3 million.

Direct leads to Shopzilla merchant partners increased 20 percent year-over-year during the quarter. The lead volume metric measures the value Shopzilla delivers to its merchant partners, as well as the level of engagement consumers have with its branded comparison shopping Web sites, BizRate.com, Beso and Shopzilla.com.

2010, Full-year Guidance

The company provided the following outlook for 2010.

Lifestyle Media

•	Affiliate revenue is now expected to be $540 million to $550 million, with about $100 million attributable to Travel Channel.

•	Programming expenses are expected to be $380 million to $400 million as previously forecast. Travel Channel programming expenses are expected to account for about $50 million of the total.

•

Non-programming expenses are expected to be near the lower end of the previously forecasted range of $545 million to $560 million. The forecast includes transition expenses related to the acquisition of the controlling interest in the Travel Channel. The company expects Travel Channel transition costs for the year to be nearer the lower end of its forecasted range of $30 million to $40 million. Also included in non-programming expenses for the year are $11 million in marketing and legal expenses incurred during the first quarter to support the company’s affiliate renewal negotiations.

Interactive Services

The full-year segment profit forecast for the company’s Shopzilla comparison shopping business also is unchanged. Shopzilla segment profit is expected to be $33 million to $35 million for the year.

International

International operating losses for the full-year are expected to be $11 million to $16 million. International operating losses for the first half of the year were $5.0 million.

Other items

•

Capital expenditures are now expected to be $90 million to $95 million. That includes $35 million in non-recurring spending for the company’s facility expansion in Knoxville, Tenn., and $8 million to facilitate the Travel Channel transition.

•	Effective tax rate, 31 to 33 percent.

•	The company lowered its full-year guidance for depreciation and amortization, which is now expected to be $130 million to $135 million.

•	Interest expense, $33 million to $35 million.

•

Strong operating results at the Food Network are expected to result in a higher share of net income by non controlling interests than previously forecast. Non controlling share of net income is now expected to be between $130 million and $135 million for the year.

Conference call

The senior management team of Scripps Networks Interactive will discuss the company’s second quarter results during a telephone conference call at 10 a.m. EDT today. Scripps Networks Interactive will offer a live webcast of the conference call. To access the webcast, visit www.scrippsnetworksinteractive.com and follow the Investor Relations link at the top of the page. The webcast link can be found next to the microphone icon.

To access the conference call by telephone, dial 800-230-1093 (U.S.) or 612-332-0107 (international) approximately ten minutes before the start of the call. Callers will need the name of the call, “Second Quarter Earnings Call,” to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are granted access to the conference call on a listen-only basis.

A replay line will be open from 12:30 p.m. EDT Aug. 9 until 11:59 p.m. EDT Aug. 23. The domestic number to access the replay is 800-475-6701 and the international number is 320-365-3844. The access code for both numbers is 165971. A replay of the conference call will also be available online. To access the audio replay, visit www.scrippsnetworksinteractive.com approximately four hours after the call, choose Investor Relations then follow the Audio Archives link on the left side of the page.

Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-3 of its 2009 Form 10-K filed with the Securities and Exchange Commission.

The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps Networks Interactive

Scripps Networks Interactive is one of the leading developers of lifestyle-oriented content for television and the Internet, where on-air programming is complemented with online video, social media areas and e-commerce components on companion Web sites and broadband vertical channels. The company’s media portfolio includes Lifestyle Media, which is comprised of popular lifestyle television and Internet brands HGTV, Food Network, Travel Channel, DIY Network, Cooking Channel and country music network Great American Country; and Interactive Services, with leading online search and comparison shopping services BizRate, Beso and Shopzilla.

###

Contact:

Mark Kroeger, Scripps Networks Interactive Inc., 513-824-3227

E-mail: mark.kroeger@scrippsnetworks.com

SCRIPPS NETWORKS INTERACTIVE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)	Three months ended June 30,			Six months ended June 30,
(in thousands, except per share data)	2010	2009	Change	2010	2009	Change

Operating revenues	$516,041	$391,272	31.9%	$985,434	$747,048	31.9%
Costs and expenses	(288,150)	(225,129)	28.0%	(582,389)	(441,682)	31.9%
Depreciation and amortization of intangible assets	(33,167)	(19,503)	70.1%	(64,614)	(37,904)	70.5%
Gains (losses) on disposal of PP&E	(1,172)	2		(1,320)	(69)

Operating income	193,552	146,642	32.0%	337,111	267,393	26.1%
Interest expense	(9,291)	(399)		(17,772)	(736)
Equity in earnings of affiliates	8,366	5,868	42.6%	14,542	7,961	82.7%
Miscellaneous, net	(248)	240		(845)	600

Income from continuing operations before income taxes	192,379	152,351	26.3%	333,036	275,218	21.0%
Provision for income taxes	(60,703)	(47,504)	27.8%	(105,578)	(88,905)	18.8%

Income from continuing operations, net of tax	131,676	104,847	25.6%	227,458	186,313	22.1%
Income (loss) from discontinued operations, net of tax	10,029	(994)		10,029	(2,561)

Net income	141,705	103,853	36.4%	237,487	183,752	29.2%
Net income attributable to noncontrolling interests	(35,497)	(24,329)	45.9%	(58,821)	(44,100)	33.4%

Net income attributable to SNI	$106,208	$79,524	33.6%	$178,666	$139,652	27.9%

Diluted income per share:
Income from continuing operations attributable to SNI common shareholders	$0.57	$0.49		$1.01	$0.87
Income (loss) from discontinued operations attributable to SNI common shareholders	0.06	(0.01)		0.06	(0.02)

Net income attributable to SNI common shareholders	$0.63	$0.48		$1.07	$0.85

Weighted average diluted shares outstanding	167,802	164,396		167,446	164,159

Amounts attributable to SNI:
Income from continuing operations	$96,179	$80,518		$168,637	$142,213
Income (loss) from discontinued operations	10,029	(994)		10,029	(2,561)

Net income attributable to SNI	$106,208	$79,524		$178,666	$139,652

Net income per share amounts may not foot since each is calculated independently.

See notes to results of operations.

SCRIPPS NETWORKS INTERACTIVE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of
(in thousands, except per share data)	June 30, 2010 (unaudited)	December 31, 2009

ASSETS
Current assets:
Cash and cash equivalents	$331,011	$254,370
Accounts and notes receivable (less allowances: 2010- $4,201; 2009- $5,587)	472,370	430,410
Programs and program licenses	279,230	271,773
Other current assets	49,543	25,716

Total current assets	1,132,154	982,269
Investments	51,092	46,395
Property, plant and equipment, net	234,017	239,644
Goodwill	666,502	670,494
Other intangible assets, net	663,433	681,312
Programs and program licenses (less current portion)	253,608	255,839
Unamortized network distribution incentives	99,313	71,266
Other non-current assets	16,395	15,843

Total Assets	$3,116,514	$2,963,062

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$18,121	$27,538
Program rights payable	35,662	20,350
Customer deposits and unearned revenue	19,158	16,865
Employee compensation and benefits	38,141	43,377
Accrued marketing and advertising costs	15,786	13,477
Other accrued liabilities	109,319	89,101

Total current liabilities	236,187	210,708
Deferred income taxes	86,827	119,515
Long-term debt	884,320	884,239
Other liabilities (less current portion)	117,117	99,662

Total liabilities	1,324,451	1,314,124

Redeemable noncontrolling interests	117,027	113,886

Equity:
SNI shareholders’ equity:
Preferred stock, $.01 par - authorized: 25,000,000 shares; none outstanding
Common stock, $.01 par:
Class A - authorized: 240,000,000 shares; issued and outstanding: 2010 - 130,075,110 shares; 2009 - 129,443,195 shares	1,301	1,295
Voting - authorized: 60,000,000 shares; issued and outstanding: 2010 - 36,218,226 shares; 2009 - 36,338,226 shares	362	363

Total	1,663	1,658
Additional paid-in capital	1,296,190	1,271,209
Retained earnings	245,458	113,853
Accumulated other comprehensive income (loss)	(3,893)	(3,004)

Total SNI shareholders’ equity	1,539,418	1,383,716
Noncontrolling interest	135,618	151,336

Total equity	1,675,036	1,535,052

Total Liabilities and Equity	$3,116,514	$2,963,062

SCRIPPS NETWORKS INTERACTIVE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)	Six months ended June 30,
(in thousands)	2010	2009

Cash Flows from Operating Activities:
Net income	$237,487	$183,752
Loss (income) from discontinued operations	(10,029)	2,561

Income from continuing operations, net of tax	227,458	186,313
Depreciation and intangible assets amortization	64,614	37,904
Amortization of network distribution costs	15,169	19,134
Programs and program licenses costs	193,407	149,276
Equity in earnings of affiliates	(14,542)	(7,961)
Program payments	(183,568)	(138,231)
Capitalized network distribution incentives	(5,737)	(3,676)
Dividends received from equity investments	9,470	9,909
Deferred income taxes	(31,793)	11,692
Stock and deferred compensation plans	11,293	10,352
Changes in certain working capital accounts:
Accounts receivable	(42,313)	19,873
Other assets	(5,612)	62
Accounts payable	(8,534)	(3,645)
Accrued employee compensation and benefits	(5,010)	(5,872)
Accrued income taxes	(22,872)	(13,857)
Other liabilities	2,379	(32,311)
Other, net	13,440	8,949

Net cash provided by (used in) continuing operating activities	217,249	247,911
Net cash provided by (used in) discontinued operating activities		(2,520)

Net operating activities	217,249	245,391

Cash Flows from Investing Activities:
Additions to property, plant and equipment	(33,837)	(40,411)
Increase in short-term investments		(38,697)
Purchase of subsidiary companies and noncontrolling interests	(14,400)
Other, net	(1,214)	(1,933)

Net cash provided by (used in) continuing investing activities	(49,451)	(81,041)
Net cash provided by (used in) discontinued investing activities		(677)

Net investing activities	(49,451)	(81,718)

Cash Flows from Financing Activities:
Payments on long-term debt		(80,000)
Dividends paid	(24,976)	(24,621)
Dividends paid to noncontrolling interest	(79,853)	(69,811)
Proceeds from stock options	18,034	13,300
Other, net	(5,064)	(2,758)

Net financing activities from continuing operations	(91,859)	(163,890)

Effect of exchange rate changes on cash and cash equivalents	702	(35)

Increase (decrease) in cash and cash equivalents	76,641	(252)

Cash and cash equivalents:
Beginning of year	254,370	9,970

End of period	$331,011	$9,718

Supplemental Cash Flow Disclosures:
Interest paid, excluding amounts capitalized	$664	$543
Income taxes paid	139,936	85,681

Notes to Results of Operations

1. OTHER CHARGES AND CREDITS

During the second quarter of 2010, we reduced the valuation allowance on the deferred tax asset resulting from the uSwitch sale in December of 2009. The reduction in the valuation allowance reflects the utilization of the uSwitch capital loss against capital gains that were generated in periods prior to the separation from The E. W. Scripps Company (“ E. W. Scripps”). In accordance with the tax allocation agreement with E. W. Scripps, we were notified in the second quarter that these capital gains were available for use by SNI. Accordingly, results for our discontinued operations in 2010 reflect an income tax benefit of $9.3 million. Net income attributable to SNI was increased $.06 per share.

Operating results in the second quarter of 2010 include $8.6 million of transition costs following our acquisition of a controlling interest in the Travel Channel in December of 2009. Net income attributable to SNI for the second quarter of 2010 was reduced $3.4 million, $.02 per share.

For the year-to-date period of 2010, these Travel Channel transition costs were $24.1 million. Year-to-date operating results in 2010 also include $11.0 million of marketing and legal expenses incurred to support the company’s affiliate agreement renewal negotiations for Food Network and HGTV. These items reduced year-to-date net income attributable to SNI $15.5 million, $.09 per share.

2. SEGMENT INFORMATION

We determine our business segments based upon our management and internal reporting structure. Our reportable segments are strategic businesses that offer different products and services.

Lifestyle Media includes our national television networks, HGTV, Food Network, Travel Channel, DIY Network, Cooking Channel (previously branded as Fine Living Network (“FLN”)), and Great American Country (“GAC”). Lifestyle Media also includes Web sites that are associated with the aforementioned television brands and other Internet-based businesses serving food, home, and travel related categories such as HGTVPro.com and FrontDoor.com. We own approximately 69% of Food Network and 65% of Travel Channel. Each of our networks is distributed by cable and satellite distributors and telecommunication service providers.

Interactive Services includes our online comparison shopping service, Shopzilla, and its related online comparison shopping brands, BizRate and Beso. Our product comparison shopping services help consumers find products offered for sale on the Web by online retailers. Shopzilla also operates a Web-based consumer feedback network within the BizRate brand that collects consumer reviews of stores and products.

Our chief operating decision maker evaluates the operating performance of our business segments using a measure we call segment profit. Segment profit excludes interest, income taxes, depreciation and amortization, divested operating units, restructuring activities, investment results and certain other items that are included in net income determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Refer to Note 5—Non-GAAP Financial Measures, for reconciliations to GAAP measures.

Items excluded from segment profit generally result from decisions made in prior periods or from decisions made by corporate executives rather than the managers of the business segments. Depreciation and amortization charges are the result of decisions made in prior periods regarding the allocation of resources and are therefore excluded from the measure. Financing, tax structure and divestiture decisions are generally made by corporate executives. Excluding these items from our business segment performance measure enables us to evaluate business segment operating performance for the current period based upon current economic conditions and decisions made by the managers of those business segments in the current period.

Information regarding the operating performance of our business segments and a reconciliation to our results of operations is as follows:

(in thousands)	Three months ended June 30,			Six months ended June 30,
	2010	2009	Change	2010	2009	Change

Segment operating revenues:
Lifestyle Media	$475,193	$350,531	35.6%	$903,757	$661,216	36.7%
Interactive Services	37,311	40,770	(8.5)%	74,917	85,902	(12.8)%
Corporate	3,556			6,806
Intersegment eliminations	(19)	(29)	(34.5)%	(46)	(70)	(34.3)%

Total operating revenues	$516,041	$391,272	31.9%	$985,434	$747,048	31.9%

Segment profit (loss):
Lifestyle Media	$237,003	$172,365	37.5%	$423,202	$318,441	32.9%
Interactive Services	5,967	7,318	(18.5)%	10,842	14,299	(24.2)%
Corporate	(15,079)	(13,540)	11.4%	(30,999)	(27,374)	13.2%

Total segment profit	227,891	166,143	37.2%	403,045	305,366	32.0%
Depreciation and amortization of intangible assets	(33,167)	(19,503)	70.1%	(64,614)	(37,904)	70.5%
Gains (losses) on disposal of PP&E	(1,172)	2		(1,320)	(69)
Interest expense	(9,291)	(399)		(17,772)	(736)
Equity in earnings of affiliates	8,366	5,868	42.6%	14,542	7,961	82.7%
Miscellaneous, net	(248)	240		(845)	600

Income from continuing operations before income taxes	$192,379	$152,351	26.3%	$333,036	$275,218	21.0%

Corporate includes the operating results of the venture we formed with Chello Zone Media in the fourth quarter of 2009, operating results from the international licensing of our national networks’ programming, and the costs associated with our international expansion initiatives. The venture with Chello Zone Media, of which we own 80%, was formed to launch new lifestyle-oriented channels in Europe, the Middle East and Africa.

Our continued investment in international expansion initiatives increased the 2010 year-to-date segment loss at corporate by $5.0 million.

3. SUPPLEMENTAL FINANCIAL INFORMATION

Our Lifestyle Media division earns revenue primarily from the sale of advertising time on our national television networks, affiliate fees paid by cable and satellite television operators that carry our network programming, the licensing of its content to third parties, the licensing of its brands for consumer products such as books and kitchenware, and from the sale of advertising on our Lifestyle Media affiliated Web sites.

Supplemental information for Lifestyle Media is as follows:

(in thousands)	Three months ended June 30,			Six months ended June 30,
	2010	2009	Change	2010	2009	Change

Operating revenues by brand:

HGTV	$173,701	$163,515	6.2%	$335,318	$307,378	9.1%
Food Network	173,220	128,371	34.9%	325,152	244,627	32.9%
Travel Channel	61,188			118,084
DIY	22,816	18,121	25.9%	41,464	33,449	24.0%
Cooking Channel/FLN (1)	13,615	10,992	23.9%	27,399	22,703	20.7%
GAC	8,496	6,742	26.0%	14,902	12,825	16.2%
Digital Businesses	21,407	20,822	2.8%	39,450	36,483	8.1%
Other	1,705	2,162	(21.1)%	3,531	4,025	(12.3)%
Intrasegment eliminations	(955)	(194)		(1,543)	(274)

Operating revenues by type:

Advertising	$331,465	$261,004	27.0%	$618,734	$485,579	27.4%
Network affiliate fees, net	138,554	80,044	73.1%	274,457	159,119	72.5%
Other	5,174	9,483	(45.4)%	10,566	16,518	(36.0)%

Subscribers (2):

HGTV				99,000	98,000	1.0%
Food Network				99,900	98,300	1.6%
Travel Channel				96,200	94,200	2.1%
DIY				53,500	51,200	4.5%
Cooking Channel/FLN (1)				57,400	54,900	4.6%
GAC				58,500	56,500	3.5%

(1)	The Cooking Channel, a replacement for FLN, premiered on May 31, 2010.
(2)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks.

4. TRAVEL CHANNEL

On December 15, 2009 we acquired a 65 percent controlling interest in the Travel Channel (the “Travel Channel Acquisition”).

The following table summarizes Travel Channel’s quarterly financial information for 2009.

(in thousands)
2009	Operating Revenues	Segment Profit

First quarter	$52,788	$10,089
Second quarter	54,704	21,415
Third quarter	55,512	14,285
Fourth quarter	65,348	22,659

Total	$228,352	$68,448

Prior to December 15, 2009, the Travel Channel was owned and operated by Cox TMI Inc., a wholly owned subsidiary of Cox Communications, Inc. (“Cox”). The summarized results above reflect the historical combined results of operations for the Travel Channel and were prepared on a basis of accounting that was in accordance with GAAP, but the amounts are not necessarily indicative of Travel Channel’s actual results had they been operating as a separate, stand-alone company for the periods presented. The amounts summarized above include allocations for certain corporate overhead expenses that were based on Cox management’s best estimate of amounts attributable to the Travel Channel. Additionally, the Travel Channel had a number of service agreements with a third party covering affiliate sales, advertising sales and transmission and quality control/library services. The costs of these services are included in the quarterly results summarized above. These services have been transitioned to SNI. Costs allocated to Travel Channel for such services following transition could differ from the amounts included in the historical results above.

The fourth quarter 2009 amounts include both the periods prior to and subsequent to the Travel Channel Acquisition.

5. NON-GAAP FINANCIAL MEASURES

In addition to the results prepared in accordance with GAAP provided in this release, the Company has presented segment profit. A reconciliation of segment profit to operating income determined in accordance with GAAP for each business segment is as follows:

(in thousands)	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009

Operating income	$193,552	$146,642	$337,111	$267,393
Depreciation and amortization of intangible assets:
Lifestyle Media	24,325	9,042	46,940	17,611
Interactive Services	8,377	10,227	16,771	19,941
Corporate	465	234	903	352
Losses (gains) on disposal of PP&E:
Lifestyle Media	1,171		1,292	55
Interactive Services	1	(2)	28	14

Total segment profit	$227,891	$166,143	$403,045	$305,366

The Company defines free cash flow as cash provided by operating activities less dividends paid to noncontrolling interests and acquisitions of property, plant and equipment. The Company measures free cash flow as it believes it is an important indicator for management and investors as to the Company’s liquidity, including its ability to reduce debt, make strategic investments and return capital to shareholders. A reconciliation of free cash flow is as follows:

(in thousands)	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009

Segment profit	$227,891	$166,143	$403,045	$305,366
Income taxes paid	(120,624)	(83,048)	(139,936)	(85,681)
Interest paid	(497)	(302)	(664)	(543)
Working capital and other	(48,573)	(358)	(45,196)	28,769

Cash provided by continuing operating activities	58,197	82,435	217,249	247,911
Dividends paid to noncontrolling interest	(24,211)	(17,087)	(79,853)	(69,811)
Acquisitions of property, plant and equipment	(17,525)	(23,046)	(33,837)	(40,411)

Free cash flow	$16,461	$42,302	$103,559	$137,689

Since segment profit and free cash flow are non-GAAP measures, they should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance reported in accordance with GAAP.